Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 26, 2013, in this Registration Statement (Form S-6 No. 333-186679) of Smart Trust, Value Architects Disciplined Core Portfolio Trust, Series 6.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

April 26, 2013